Exhibit 4.42

Limited Partnership Agreement for Tianjin Trendsters Venture Capital Limited Partnership

WHEREAS the parties concerned agree to establish Tianjin Trendsters Venture Capital Limited Partnership (hereinafter referred to as the “Limited Partnership”).

THEREFORE, the parties agree, pursuant to the Partnership Enterprise Law of the People’s Republic of China (hereinafter referred to as “Partnership Enterprise Law”), that Shiqin Zhao shall be the general partner and Tianjin Trendsters Investment Co., Ltd. shall be the limited partner of the Limited Partnership.

This Limited Partnership Agreement is entered into by and between the aforementioned partners as of December 2, 2011 (hereinafter referred to as the “Agreement”).

Chapter I Establishment of the Limited Partnership

Article 1 Name of the Limited Partnership

The name of the Limited Partnership is Tianjin Trendsters Venture Capital Limited Partnership. The principal business address of the Limited Partnership is Room 211-3, IT Park, No.1 Gonghua Road, Huayuan Industrial District, Tianjin.

Article 2 Purpose of the Limited Partnership

The purpose of establishing the Limited Partnership: the Limited Partnership will seek capital appreciation by making equity investments in enterprises with sound growth potential and promising prospect and exit such investments through initial public offerings or equity transfers after the invested enterprises have grown and been further developed. The Limited Partnership shall by no means engage in public offerings.

Article 3 Business Scope

The business scope of the Limited Partnership: venture capital investment; venture capital investment consulting services; providing business support resources and services for start-up companies; participating in the establishment of venture capital enterprises and venture capital management consulting organizations; and other non-security investment businesses permitted by laws and regulations.

Article 4 Term

The term of the Limited Partnership is nine years from the issuance of the business license thereof. Prior to the expiration, the term may be extended with the consent of the general partner and the limited partner. Prior to the expiration, the general partner may determine, at its sole discretion, to terminate the Limited Partnership before the expiration of its term if the Limited Partnership has exited from all of its investments.

Chapter II Partners and Partner Capital Subscription

Article 5 Capital Subscription

The total subscribed capital of the Limited Partnership, which is the sum of the respective capital subscribed by each partner, is RMB650 million. Each partner shall make the capital contribution in cash.

Article 6 Amount and Term of Capital Contribution

Capital Contribution of the General Partner

Name of the Partner	Form of Capital Contribution	Amount of Subscribed Capital	Percentage of the Total Subscribed Capital	Timing of Capital Contribution
Shiqin Zhao	In cash	RMB 6.5 million or the equivalent amount in USD	1%	Within the duration of the Limited Partnership

Capital Contribution of the Limited Partner

Name of the Limited Partner	Form of Capital Contribution	Amount of Subscribed Capital	Percentage of the Total Subscribed Capital	Timing of Capital Contribution
Tianjin Trendsters Investment Co., Ltd.	In cash	RMB 643.5 million or the equivalent amount in USD	99%	Within the duration of the Limited Partnership

Chapter III Organization and Decision-making Mechanism of the Partnership Enterprise

Article 7 Partners’ Meeting

The partners’ meeting of the Limited Partnership shall consist of all partners. The partners’ meeting is the highest authority of the Limited Partnership. Resolutions adopted at the partners’ meeting shall be approved by all partners unanimously.

Article 8 Investment Committee

The Limited Partnership shall establish an investment committee, which has the sole power to decide investment in and exit from any projects. The investment committee shall consist of the following members: 1) one member appointed by the limited partner and 2) the general partner. The investment decisions of the investment committee require unanimous approval. An investment project will become effective only upon the unanimous approval by all members of the investment committee.

Chapter IV Managing Partnership Affairs

Article 9 Managing Partner

The partners, by signing this Agreement, appoint Shiqin Zhao as the managing partner of the Limited Partnership.

Article 10 Authority of the Managing Partner

The general partner has the right to manage and control the partnership affairs.

Article 11 Binding Force of the Managing Partner’s Conducts on the Limited Partnership

All conducts of the managing partner and its authorized representatives for the purpose of managing the partnership affairs, including business cooperation with any third party or negotiation with such third party on relevant issues, shall bind the Limited Partnership.

Article 12 Liability of the Managing Partner

In case the Limited Partnership incurs any loss due to the gross negligence, malicious or fraudulent conducts of the managing partner or due to its failure to exercise due diligence as indicated with clear evidence, the managing partner shall indemnify the Limited Partnership for such loss.

Article 13 Removal and Replacement of the Managing Partner

In case the Limited Partnership incurs material damages due to the managing partner’s breach of this Agreement, limited partner(s) may remove and replace the managing partner with unanimous consent. Material damages refer to material and irreparable economic losses caused by the willful misconduct or the gross negligence of the managing partner.

Chapter V Income Distribution and Loss Sharing

Article 14 Income Distribution

In principle, the Limited Partnership shall exit all its investments within its term and make cash distributions pursuant to this Agreement. The Limited Partnership’s cash income after it exits its investments shall be first distributed to partners to cover all their actual capital contributions; the balance, if any, shall be distributed based on the ratio agreed upon by the partners.

Article 15 Loss and Debt Sharing

The loss of the Limited Partnership shall be shared by partners proportionately based on the capital subscribed by the partners, provided that limited partners’ liabilities shall be capped pursuant to Article 18 hereof. The debt of the Limited Partnership shall be shared by partners proportionately based on capital subscribed by the partners; the portion exceeding the liability cap of the limited partner shall be borne by the general partner based on the unlimited liability assumed thereby.

Article 16 Adviser Management Fee

The Limited Partnership shall pay a management fee to the managing partner every year in amount to be determined by partners through consultation.

Article 17 Income Tax

Each partner shall pay income tax for the income obtained from the Limited Partnership. The general partner shall withhold and remit tax for the partners who are natural persons pursuant to national tax laws and regulations.

Chapter VI Default Liability of Partners

Article 18 Limited Liability

The limited partner’s liability for the debt of the Limited Partnership shall not exceed its subscribed capital. Any limited partner who fails to make the capital contribution pursuant to relevant provisions herein shall pay liquidated damages to the Limited Partnership of an amount equal to 10% of the capital contribution subscribed by such limited partner. Limited partner(s) shall neither manage the business of the Limited Partnership nor represent the Limited Partnership. If any partner breaches this Agreement and causes losses to the Limited Partnership or other partners, the breaching partner shall be liable for such losses.

Article 19 Default Liability of Partners

If any partner breaches the Partnership Agreement, the breaching partner shall be held liable under law; in case such breach causes any loss to the Limited Partnership, the breaching partner shall compensate the Limited Partnership.

Chapter VII Withdrawal from the Limited Partnership

Article 20 Withdrawal of the Limited Partner

During the term of the Limited Partnership, the limited partner may, subject to the written consent of the general partner, withdraw from the Limited Partnership by transferring its interests in the Limited Partnership. In case of the withdrawal of a limited partner, the total subscribed capital shall be adjusted accordingly.

Article 21 Withdrawal of the General Partner

Unless otherwise provide by law or explicitly provided herein, prior to the dissolution or liquidation of the Limited Partnership pursuant to this Agreement, the general partner shall perform its obligations hereunder and shall not withdraw from the Limited Partnership.

Chapter VIII Share Transfer and Identity Change

Article 22 Share Transfer

The general partner may transfer its interest in the Limited Partnership subject to the consent of all partners. Subject to the consent of the general partner, limited partner(s) may transfer its interest in the Limited Partnership to a third party. Under the same conditions, the general partner may have the first priority to accept the transfer or cause a third party to accept the transfer, while other partners of the Limited Partnership have the second priority to accept the transfer in the second order.

Chapter IX Dissolution and Liquidation

Article 23 Dissolution

In any of the following events, the Limited Partnership shall be dissolved and the liquidation procedure shall be initiated:

1.              the term of the Limited Partnership expires;

2.              the purpose of the Limited Partnership cannot be realized according to the judgment of the general partner;

3.              all partners agree to dissolve and liquidate the Limited Partnership;

4.              Other causes of dissolution provided by law and regulations.

Article 24 Liquidation

Once a liquidation event takes place, the Limited Partnership shall not engage in business activities other than those daily routines for the liquidation purpose. The Limited Partnership shall liquidate its assets and pay off debts due to creditors and partners.

A liquidator in charge of the liquidation shall be authorized to dispose the debts and assets of the Limited Partnership at its sole discretion during the liquidation. The residual assets available for distribution after the Limited Partnership pays off liquidation fees and debts shall be distributed in accordance with the income distribution principle stipulated herein. In case any payment or distribution under this Article is made in kind, the value of Limited Partnership’s asset used for payment or distribution shall be determined based on its market price at the time of such payment or distribution.

Chapter X Dispute Resolution and Governing Law

Article 25 Governing Law

This Agreement is governed by the laws of the People’s Republic of China. In case of any conflict between the provisions of this Agreement and the mandatory provisions of the Partnership Enterprise Law, the provisions of the Partnership Enterprise Law shall prevail.

Article 26 Dispute Resolution

Any dispute arising from the interpretation and performance of this Agreement shall be settled by partners through consultation or mediation. In case such dispute cannot be settled through consultation, it shall be submitted for arbitration. The arbitral award shall be binding upon the parties involved in the arbitration.

Chapter XI Miscellaneous

Article 27 Notice

Any notice, request or information under this Agreement shall be delivered in writing.

Any party may change its address at any time by sending notice to the Limited Partnership or the general partner, and the change shall become effective the day after the delivery of the notice to that effect.

Article 28 Confidentiality Clause

Each party hereto shall hold in the strictest confidence the trade secrets of other parties that come into its awareness in the process of negotiating, signing or performing this Agreement. Limited partner(s) shall hold in the strictest confidence the business information of the Limited Partnership that comes into its awareness.

If necessary for the normal operation of the Limited Partnership, the general partner may disclose the information of the Limited Partnership and its partners provided that the general partner shall enter into a confidentiality agreement with the receiving party in advance.

In the course of the normal operation of the Limited Partnership, if it is explicitly stipulated in laws, regulations and securities trading rules or required by competent government departments, judicial organs, securities regulators and stock exchanges, the general partner may disclose the information of the Limited Partnership or its partners to fulfill disclosure obligations. In case it is necessary to request further information from partners, partners shall actively cooperate and assume legal liability for the authenticity, accuracy and integrity of the information provided thereby.

Article 29 Amendment to this Agreement

This Agreement may be amended upon the consent of all partners.

Article 30 Attachment to this Agreement

The attachment (if any) hereto shall be an integral part of this Agreement and shall have the same legal force with this Agreement.

[No main text below. This is the signature page to the Limited Partnership Agreement.]

The Limited Partner (signature):

/s/ Authorized signatory

The General Partner (signature):

/s/ Shiqin Zhao